September 20, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

RE:	MEDISTEM LABORATORIES, INC,

REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

We have acted as counsel to Medistem Laboratories, Inc., a Nevada corporation (the “Company”), in connection with the registration for resale under the Securities Act of 1933, as amended (the “Act”), of 51,742,813 shares (the “Shares”) of its common stock, $.0001 par value per share (“Common Stock”), to be sold by certain selling stockholders, of which 20,571,432 Shares are issuable upon the exercise of warrants to purchase Common Stock (the “Warrants”) and 10,285,716 shares are issuable upon the conversion of shares of Series A Convertible Preferred Stock (“Preferred Stock”), pursuant to a Registration Statement on Form SB-2 (the “Registration Statement”), and certain matters relating thereto.

In that connection, we have examined such documents, corporate records and other instruments and undertaken such further inquiry as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, examination of the Registration Statement, the Warrants and the Articles of Incorporation and Bylaws of the Company, including all amendments thereto. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that when the Shares are issued (before resale pursuant to the Registration Statement) upon exercise of the Warrants (and the exercise price of the Warrants is received therefor) and conversion of the Preferred Stock, such Shares will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are “experts” within the meaning of the Act, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Securities and Exchange Commission.

We do not express an opinion on any matters other than those expressly set forth in this letter.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.

SQUIRE, SANDERS & DEMPSEY L.L.P.